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Exhibit 10.7

DST SYSTEMS, INC.

DIRECTORS' DEFERRED FEE PLAN

        Amended and Restated as of February 26, 2002

  Section 1. Establishment

        1.1    Establishment.    DST Systems, Inc. (the "Company") hereby establishes, pursuant to resolution adopted by the Board of Directors of the Company, at a meeting held on the 19th day of September, 1995, a deferred fee plan for members of its Board of Directors, which shall be known as "DST SYSTEMS, INC. DIRECTORS' DEFERRED FEE PLAN" (the "Plan").

        1.2    Effective Date.    This plan shall become effective on September 1, 1995.

  Section 2. Definitions

        2.1    Definitions.    Whenever used in the Plan the following terms shall have the meaning set forth below:

  (a)
  The term "Board" means the Board of Directors of the Company.

  (b)
  The term "Director" means a member of the Board of Directors of the Company.

  (c)
  The term "Participant" means a Director or former Director who has an account under the Plan.

  (d)
  The term "Fees" means direct monetary remuneration from the Company due to the Directors for the discharge of their duties as directors, including participation on committees of the Board.

        2.2    Gender and Number.    Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

  Section 3. Eligibility for Participation

        A Director shall be eligible for participation in the Plan and may elect to defer fees to be earned as a Director of the Company in accordance with the provisions of this Plan for a period consisting of any calendar year or years during which he is a member of the Board. In the case of a newly elected Director who was not a Director on the preceding December 31st, he shall become eligible for participation for a period consisting of the balance of the calendar year following such election, and for succeeding calendar years.

  Section 4. Election to Defer Fees

        4.1    Procedure for Electing to Defer Fees.    On or before December 31st of any calendar year, a Director may elect to become a Participant beginning the following calendar year. Any person elected to fill a vacancy on the Board or a newly created Directorship, who was not a Director on the preceding December 31st, may elect within ten (10) days of becoming a Director to become a Participant for Fees payable after the date of such election. Persons who were Directors at the date of adoption of this Plan may elect within ten (10) days of such adoption to become a Participant for Fees payable after the date of such election. An election to participate in the Plan shall be effected by the Director submitting a letter so stating to the administrator of the Plan.

        4.2    Effect of Election or Failure to Elect to Participate.    Failure to effect a timely election in accordance with the foregoing provisions shall preclude a Director's participation during the calendar year or portion of the calendar year in question, but shall not preclude the Director from becoming eligible for participation in any subsequent calendar year.

        An election to commence participation, made in accordance with the foregoing provision, shall be irrevocable for the immediately ensuing calendar year, or the balance of the current year in the case of a Director serving at the time of adoption of the Plan or a newly elected Director. Such election shall continue in effect with respect to each calendar year thereafter until modified in accordance with subsection 4.4.

        4.3    Amount Deferred.    A Director may defer any amount up to one hundred percent (100%) of the Fees for the calendar year. If less then one hundred percent (100%) of the Fees are deferred, then the amount deferred will be prorated over the payment periods anticipated to be served by the Director during the calendar year, or until the directorship is terminated.

        4.4    Modification of Election.    On or before December 31st of each year a Participant may elect, within the limits of subsection 4.3, to increase or decrease the amount of his Fees to be deferred during the ensuing calendar years, and this election shall include the right to terminate the deferral of Fees earned in such ensuing calendar years.

  Section 5. Crediting of Fees

        5.1    Participants' Accounts.    The Company shall establish a bookkeeping account ("account") for each Participant and credit to that account Fees to be deferred hereunder, as of the date such Fees shall be due and payable.

        5.2    Interest on Accounts.    Interest shall be credited monthly as of the last day of the calendar month on the amount of deferred Fees and on the amount of interest or earnings previously credited on deferred Fees. Interest shall accrue from the date the Fees are payable. The rate of interest to be so credited shall be determined from time to time by the Board and shall be at a rate equal to the Underlying Investment Rate. The Underlying Investment Rate shall be the announced rate of return on an investment or investments selected by the Board from time to time, such as a mutual fund or financial instrument. Once determined, the Underlying Investment may not be changed by the Board during any calendar year, but may be changed prior to the end of a calendar year for the ensuing year or years. If no change in the Underlying Investment is made by the Board, the designated Underlying Investment shall continue in effect from year to year.

        5.3  (a) As an alternative to the crediting of interest to a Participant's account pursuant to Section 5.2, a Participant may elect to have his or her account adjusted on the basis that amounts in the Participant's account had been invested since the effective date of the Participant's latest dated written election in the following hypothetical investments in such proportion as the Participant has designated on the written election form: Janus Venture Fund, Janus Twenty Fund, Janus Olympus Fund and such additional mutual funds, managed accounts or other investments as the President or the Chief Financial Officer of the Company may from time to time designate (the "Funds").

        (b)  A Participant may change such election effective at the beginning of a calendar quarter by written notice to the Corporation no later than ten days prior to the beginning of such calendar quarter. The Participant shall designate whether the change in election and allocation is to apply (i) to the Participant's account balance existing on the effective date of the written change in election, (ii) only to Fees to be deferred after the effective date of the written change in election, or (iii) both the existing account balance and future deferred Fees.

        (c)  Any election made pursuant to this Section 5.3 shall remain in effect until changed by the Participant as provided in Section 5.3(b). If the Participant makes no election pursuant to this Section 5.3, makes an election with respect to only a part of the Participant's account, or terminates an election, then all portions of the account not subject to an election pursuant to this Section 5.3 shall be credited with interest pursuant to Section 5.2. Subsequent to the date of cessation as a Director, the Participant may change an election pursuant to Section 5.3 with respect to amounts that are not yet distributed pursuant to Section 6.

  Section 6. Distribution Upon Cessation as Director of the Company

        Whenever a Participant ceases to be a Director of the Company, then, subject to Section 6(c) hereof, the Board shall exercise its sole discretion in electing one of the following methods of distributing the value of the Participant's account:

  (a)
  Installment Method.    The value of the Participant's account as of the end of the calendar year in which a Participant ceases to be a Director shall be distributed to the Participant in annual installments over a period selected by the Board not to exceed ten years. The first installment payment shall be based on the value of the account as of December 31 of the calendar year in which the Participant ceased to be a Director and shall be made as soon as administratively practical thereafter. The value of the Participant's account shall be divided into equal annual amounts based on the installment period selected by the Board. A Participant's account shall continue to accrue interest or be adjusted until paid in the same manner as interest accrues on or adjustments are made to an account pursuant to subsection 5.2 and 5.3. All accrued and unpaid interest and earnings on the account shall be paid with each annual installment. Upon completion of the distributions provided for above, the Participant's account shall be closed.

  (b)
  Single Payment Method.    The value of the Participant's account shall be distributed to the Participant in a lump sum within six (6) months after the date upon which the Participant ceases to be a Director. Until paid, the account shall accrue interest or be adjusted until paid in the same manner as interest accrues on or adjustments are made to an account pursuant to subsection 5.2 and 5.3. Upon delivery of the lump sum payment provided for above, the Participant's account shall be closed.

  (c)
  Distributions shall be made by the Single Payment Method unless, within sixty (60) days of the date the Director ceased to serve on the Board, the Board shall elect the Installment Method.

  Section 7. Distribution upon Extraordinary Circumstances

        7.1    Death of Director or Former Director.    Notwithstanding the provisions of Section 6, upon the death of a Participant, the balance of the Participant's account shall be payable at such time as determined by the Board, but no later than six (6) months after the date of death, to a beneficiary designated by the Participant to the Secretary of the Company on a Company-provided form, or if no such designation has been made, to the Participant's estate.

        7.2    Financial Hardship of a Participant Caused by a Medical Emergency or Disability.    Upon the determination by the Board that a Participant, or a Participant's spouse, children, or any persons for whom the Participant provides the primary means of support, has suffered a medical emergency or disability which has resulted in a financial hardship for the Participant, then the Board (with such Participant abstaining) may, at its sole discretion, direct that some or all of the Participant's account be paid to the Participant; provided, that the amount paid to the Participant shall not exceed the amount determined by the Board to be necessary to relieve the financial hardship caused by the medical emergency or disability. The Board may require the Participant to provide any expert medical or financial information or opinions that the Board deems necessary to arrive at a determination. Financial hardship payments made after commencement of an installment distribution pursuant to Section 6(a) shall be deemed to have been made from the last principal installment or installments to be made.

  Section 8. Dissolution, Liquidation, Merger, Consolidation and Sale of Assets

        8.1    Dissolution or Liquidation of Company.    Notwithstanding anything herein to the contrary, upon the dissolution or liquidation of the Company, each Participant who is a Director of the Company on the day preceding the date of the dissolution or liquidation shall, for purposes of this Plan, be deemed to have ceased to be a Director of the Company on the date preceding such dissolution or liquidation. The accounts of all Participants shall be valued and payable at the time of such liquidation.

        8.2    Merger, Consolidation, and Sale of Assets.    Notwithstanding anything herein to the contrary, in the event that the Company consolidates with, merges into, or transfers all or substantially all of its assets to another corporation (hereinafter referred to as "Successor Corporation"), such Successor Corporation shall assume all obligations under this Plan. Upon such assumption the Board of Directors of the Successor Corporation shall be substituted for the Board in this Plan.

  Section 9. Rights of Participants

        9.1    Rights of Participants.    No Participant nor any Participant's estate or heirs shall have any interest in any fund or in any specific asset or assets of the Company or any Underlying Investment by reason of any payments made under the Plan, or by reason of any account maintained for the Participant under the Plan. The Company shall have merely a contractual obligation to make payments when due hereunder and the Company shall not hold any funds in reserve or trust to secure payments hereunder.

        No Participant nor any Participant's estate or heirs may assign, pledge or in any way encumber his interest under the Plan, or any part thereof.

  Section 10. Administration

        10.1    Administration.    The Board may designate an administrator of the Plan. Absent designation of an administrator by the Board, the Secretary of the Company shall administer the Plan. The Board, or a committee designated by the Board, may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The Board may delegate all of its rights, obligations and duties under the Plan to a committee of the Board.

        10.2    Amendment.    This Plan may be amended by a favorable vote of a majority of the members of the Board who are not Participants in the Plan or, in the event all Directors are Participants, by a favorable vote of two-thirds of all Directors.

        10.3    Termination.    The Plan may be terminated at any time by the Board provided that such termination shall not affect the accounts in existence at the time of the termination which accounts shall continue and be distributed as if the Plan had not terminated.

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  Exhibit 10.7